Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-219682 on Form S-8 of our report dated March 24, 2023, appearing in this Annual Report on Form 11-K of the American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan for the year ended December 31, 2022.

/s/ Kreischer Miller
Horsham, Pennsylvania
March 24, 2023